Exhibit 4.7

SENIOR SECURED CREDIT FACILITIES

CANWEST MEDIA INC.

as Borrower

- and -

CANWEST GLOBAL COMMUNICATIONS CORP.

as Guarantor

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Co-Lead Arranger, Joint Bookrunner and Administrative Agent

- and -

CANADIAN IMPERIAL BANK OF COMMERCE

as Co-Lead Arranger, Joint Bookrunner and Syndication Agent

- and -

BANK OF AMERICA, N.A.

as Arranger and Documentation Agent

AMENDING AGREEMENT NO. 6

Dated as of October 26, 2004

AMENDING AGREEMENT NO. 6

This Amending Agreement No. 6 dated as of October 26, 2004 among CanWest Media Inc. (the “Borrower”), as borrower, CanWest Global Communications Corp. (the “Guarantor”), as guarantor, The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”) and the Administrative Agent on behalf of the Majority Lenders.

WHEREAS the Administrative Agent and such other Persons (as that term is defined in the Credit Agreement hereinafter defined and referred to) as may from time to time be parties to the Credit Agreement (collectively, together with The Bank of Nova Scotia in its capacity as a lender, the “Lenders”) agreed to make certain credit facilities available to the Borrower upon the terms and conditions contained in a credit agreement among the Borrower, the Guarantor, the Administrative Agent and the Lenders dated as of November 7, 2000 (as amended by that certain amending agreement dated as of September 5, 2001, that certain amending agreement no. 2 dated as of July 15, 2002, that certain amending agreement no. 3 dated as of March 27, 2003, that certain amending agreement no. 4 dated as of August 29, 2003 and that certain amending agreement no. 5 dated as of June 17, 2004, the “Credit Agreement”);

AND WHEREAS the Borrower has requested of the Administrative Agent and the Lenders that the Credit Agreement be amended and that the Administrative Agent and the Lenders consent to the departure from certain provisions of the Credit Agreement in order to effect the HCN Offering as hereinafter provided and the Administrative Agent and the Majority Lenders have agreed to such amendments to and to such departure from the Credit Agreement on the terms and conditions set forth in this Amending Agreement No. 6.

NOW THEREFORE in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Guarantor, the Administrative Agent and the Majority Lenders agree as follows:

1.	Defined Terms. Capitalized terms used in this Amending Agreement No. 6 and not otherwise defined herein shall have the respective meanings attributed to them in the Credit Agreement.

2.	Amendments to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is amended as of the Effective Date as follows:

(i)	by inserting the following new definition after the definition of “Amending Agreement No. 5”:

““Amending Agreement No. 6” means that certain amending agreement no. 6 dated as of October 26, 2004, among the Borrower, the Guarantors, the Administrative Agent and the Administrative Agent on behalf of the Majority Lenders, amending the Credit Agreement.”;

(ii)	by inserting the following new definition after the definition of “Beneficiary”:

““Bidco” means CanWest (U.S.) Inc.”;

(iii)	by inserting the following new definition after the definition of “Event of Default”:

““Exchange Offer” means the offer made by Bidco to the holders of notes issued by the Trust to exchange such notes in return for new Subdebtco notes pursuant to the HCN Offering, all as set out in the Bidco Offering Memorandum and Consent Solicitation Statement dated October 7, 2004.”

(iv)	by inserting the following new definition after the definition of “HCN Notes”:

“HCN Offering” means one or more transactions or series of transactions, as described in and subject to the conditions set out in the Exchange Offer, by which the notes issued pursuant to the HCN Indenture will be retired, including, without limitation, (a) Subdebtco and Bidco will each borrow and repay monies under loans repayable on the same day as advanced (each, a “Daylight Loan”), the proceeds of which will be used to effect certain of the Exchange Offer transaction steps and (b) the Borrower will use an Accommodation under the Revolving Credit Facility to advance monies to Subdebtco to enable it to repay a portion of the Subdebtco Daylight Loan.

(v)	by amending the definition of “Permitted Debt” by deleting the word “and” immediately prior to clause (xiv) thereof, and inserting the following new clause (xv) immediately following clause (xiv) thereof;

“; and Debt incurred by Bidco and Subdebtco under the Daylight Loans.”; and

(vi)	by amending the definition of “Permitted Investments” by deleting the word “and” immediately prior to clause (xii) thereof, and inserting the following new clauses (xiii) and (xiv) immediately following clause (xii) thereof:

“; (xiii) interests in the Hollinger Participation Trust acquired by Bidco pursuant to the HCN Offering; and

(xiv) the HCN Notes held by the Trust and Hollinger acquired by Subdebtco pursuant to the HCN Offering,”.

3.	Amendment to Section 8.01 of the Credit Agreement. Section 8.01(s) of the Credit Agreement is amended effective as of the Effective Date by deleting the section in its entirety and replacing it with the following:

(s)	“Aggregate Mark-to-Market Exposure. If the Aggregate Mark-to-Market Exposure of all Eligible Hedging Agreements and any other interest rate hedges or foreign exchange hedges entered into by the Global Group Entities results at any time in a negative value of greater than (a) when the Senior Secured Leverage Ratio is greater than 4.00:1, Cdn. $400,000,000 (or the equivalent thereof in any other currencies), (b) when the Senior Secured Leverage Ratio is greater than 3.50:1, and less than or equal to 4.00:1, Cdn. $500,000,000 (or the equivalent thereof in any other currencies), and (c) when the Senior Secured Leverage Ratio is less than or equal to 3.50:1, Cdn. $600,000,000 (or the equivalent thereof in any other currencies), the Global Group Entities shall immediately terminate or reprice such agreements or take other actions acceptable to the Majority Lenders so that the negative value is reduced to not more than (d) when the Senior Secured Leverage Ratio is greater than 4.00:1, Cdn. $350,000,000 (or the equivalent thereof in any other currencies), (e) when the Senior Secured Leverage Ratio is greater than 3.50:1, and less than or equal to 4.00:1, Cdn. $450,000,000 (or the equivalent thereof in any other currencies), and (f) when the Senior Secured Leverage Ratio is less than or equal to 3.50:1, Cdn. $550,000,000 (or the equivalent thereof in any other currencies).”

4.	Waivers pursuant to Section 12.01 of the Credit Agreement. Pursuant to Section 12.01 of the Credit Agreement, the Administrative Agent, the Majority Lenders and the Tranche E Lenders hereby consent to the departure from the following provisions of the Credit Agreement:

(a)	Section 2.03(1) of the Credit Agreement to the extent required to permit Borrower to advance monies to Subdebtco in order to repay a portion of its Daylight Loan; and

(b)	Section 8.02(c) of the Credit Agreement to the extent required to permit Subdebtco and the Borrower to amalgamate to form a new corporation.

5.	Conditions Precedent to Effective Date. The Amendment No. 6 shall be effective as of the Effective Date, which date shall be the date upon which all of the following conditions shall be satisfied:

(a)	the Administrative Agent shall have received copies of this Amending Agreement No. 6 executed by the Borrower, the Guarantor, the Administrative Agent, and the Administrative Agent on behalf of the Majority Lenders;

(b)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, a confirmation of guarantees and security by each of the Borrower, the Guarantor and each other Global Group Entity in form and substance reasonably satisfactory to the Administrative Agent;

(c)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, a certified copy of (i) the charter documents and by-laws of the Borrower and the Guarantor; (ii) the resolutions of the board of directors (or any duly authorized committee thereof) of the Borrower approving this Amending Agreement No. 6 and the completion of all transactions contemplated thereunder; and (iii) all other instruments evidencing necessary corporate action of the Borrower and the Guarantor and of any required Authorization with respect to such matters;

(d)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, a certificate of the secretary or an assistant secretary of the Borrower and of the Guarantor certifying the names and true signatures of its respective officers authorized to sign this Amending Agreement No. 6 manually or by mechanical means;

(e)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, certificates of compliance with respect to the Borrower and the Guarantor issued by Industry Canada;

(f)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, favourable opinions of counsel to the Borrower and the Guarantor concerning corporate existence of the Borrower and the Guarantor, due authorization, execution and enforceability of this Amending Agreement No. 6 and such as other matters as may reasonably be required by legal counsel to the Administrative Agent; and

(g)	the Borrower shall have undertaken to deliver to the Administrative Agent within a period satisfactory to the Administrative Agent, and, in any event, before closing of the HCN Offering, such other certificates and documentation as it may reasonably request.

6.	Reference to and Effect on the Credit Agreement. On and after this date, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the Credit Documents and any and all other agreements, documents and instruments delivered by any of the Lenders, the Administrative Agent, the Borrower, the Guarantor or any other Person shall mean and be a reference to the Credit Agreement as amended by this Amending Agreement No. 6. Except as specifically amended by this Amending Agreement No. 6, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amending Agreement No. 6 will not result in a novation, substitution, discharge or extinguishment of any Credit Document.

7.	Miscellaneous.

(a)	The execution, delivery and effectiveness of this Amending Agreement No. 6 shall not, except as expressly provided, operate as a waiver of any right, power or remedy of the Administrative Agent or any of the Lenders under any of the Credit Documents nor constitute a waiver of any provision of any of the Credit Documents.

(b)	This Amending Agreement No. 6 shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.	Counterparts. This Amending Agreement No. 6 may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amending Agreement No. 6 to be executed by their respective duly authorized officers as of the date first above written.

CANWEST MEDIA INC., as Borrower

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

CANWEST GLOBAL COMMUNICATIONS CORP., as Guarantor

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, as Administrative Agent

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

THE BANK OF NOVA SCOTIA, as Administrative Agent on behalf of the Majority Lenders

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer